Exhibit 2.4

ADDENDUM No. 1

To

AGREEMENT AND PLAN OF MERGER

by and among

HELIX TCS, INC.,

HELIX ACQUISITION SUB, INC.,

GREEN TREE INTERNATIONAL, INC.,

And

STEVE JANJIC, AS THE SECURITYHOLDER REPRESENTATIVE

Dated as of September 10, 2019

ADDENDUM No. 1 to AGREEMENT AND PLAN OF MERGER

This Addendum No. 1 to Agreement and Plan of Merger (this “Addendum”) is entered into as of September 10, 2019 (the “Addendum Date”) by and among Helix TCS, Inc., a Delaware corporation (“Parent”), Helix Acquisition Sub, Inc., a company organized under the laws of the State of Colorado and a wholly owned subsidiary of Parent (“Merger Sub”), Green Tree International, Inc., a company organized under the laws of the State of Colorado (the “Company”) and Steve Janjic as the “Securityholder Representative.” Each of Parent, Merger Sub, the Company, and the Securityholder Representative are referred to herein as a “Party” and together as the “Parties.”

WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger dated as of February 5, 2019 (as the same has been amended to date, the “Original Agreement”) and now desire to enter into this Addendum to add to, and amend, the terms and condition of the Original Agreement as set forth herein; and

WHEREAS, pursuant to Section 10.04 of the Original Agreement, the Parties may amend the Original Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	Defined terms used herein without definition shall have the meaning set forth in the Original Agreement. Any references herein or in the Original Agreement to the “Agreement” shall henceforth be deemed a reference to the Original Agreement as amended by this Addendum.

2.	The Parties acknowledge and agree that, subject to the terms and conditions of the Agreement, the Closing is occurring on the Addendum Date and the Company has delivered to Parent the Company Securityholder Schedule.

3.	The Original Agreement is hereby modified and amended as follows:

(a)	The Parties acknowledge and agree that, as of the Addendum Date, the Articles Amendment has been completed, and the authorized shares of Company Common Stock are now 40,000,000 shares.

(b)	Notwithstanding anything to the contrary in the Original Agreement, the Parties acknowledge and agree that, as of the Addendum Date, there are 38,600,000 shares of Company Common Stock issued and outstanding. In addition, as of the Addendum Date, the Company has issued to certain persons a total of 1,400,000 shares of Company Common Stock as restricted stock (the “Restricted Stock Grants”). The shares of Company Common Stock in the Restricted Stock Grants shall vest, in accordance with their terms, as of the closing of the Merger and shall constitute issued and outstanding shares of Company Common Stock for purposes of Section 2.08(a)(ii) of the Agreement.

(c)	The Company has entered into a joint venture agreement (the “Moneta Agreement”) with Moneta Royalty Corporation (“Moneta”) under which the Company may be obligated to issue to Moneta up to 825,000 additional shares of Company Common Stock (the “Moneta Shares”). Prior to the Closing the Company, Parent, Moneta and Steve Janjic shall enter into an amendment to the Moneta Agreement (the “Moneta Amendment”) to provide that, following the Closing, in the event that, following the Closing, the Company would otherwise become obligated to issue all or a portion of the Moneta Shares pursuant to the Moneta Agreement, such shares shall instead be comprised of Parent Shares, and that Mr. Janjic agrees that the Mr. Janjic shall sell and transfer to Moneta for no consideration, as full satisfaction for the issuance of the Moneta Shares, a number of Parent Shares equal to (i) 825,000 multiplied by (ii) the Common Exchange Ratio. Parent covenants and agrees not to amend the Moneta Agreement, as amended by the Moneta Amendment, following the Closing without the prior written consent of Mr. Janjic.

(d)	The Company has entered into a subscription agreement and the related Senior Secured Convertible Debenture (collectively, the “Debenture”) with Quinsam Capital Corporation (“Quinsam”) pursuant to which Quinsam may convert certain debt of the Company into 1,400,000 shares of Company Common Stock. Prior to the Closing the Company, Parent, Quinsam and Mr. Janjic shall enter into an amendment to the Debenture (the “Quinsam Amendment”) to provide that, following the Closing, the amounts due and payable pursuant to the Debenture shall be convertible into Parent Shares as opposed to shares of the Company and at a different conversion ratio (the “Quinsam Shares”) and that, in the event that, following the Closing, Parent becomes obligated to issue all or a portion of the Quinsam Shares pursuant to the Quinsam Agreement, Mr. Janjic agrees that Mr. Janjic shall sell and transfer to Quinsam for no consideration, as full satisfaction for the issuance of the Quinsam Shares, a number of Parent Shares equal to the number of Quinsam Shares to be issued pursuant to the Debenture, as amended by the Quinsam Amendment, but subject to a maximum cap of Parent Shares which Mr. Janjic shall be required to sell and transfer to Quinsam equal to (i) 1,400,000 multiplied by (ii) the Common Exchange Ratio. Parent covenants and agrees not to amend the Debenture, as amended by the Quinsam Amendment, following the Closing without the prior written consent of Mr. Janjic.

(e)	The Parties acknowledge and agree that Mr. Janjic has been issued 2,225,000 shares of Company Common Stock, which shares are included in the currently issued and outstanding shares of Company Common Stock as set forth above (the “Excluded Common Stock”). In the event that the Closing occurs, the Parent Shares that shall be issuable on conversion of the Excluded Common Stock shall be referred to as the “Excluded Parent Shares.” The Excluded Parent Shares shall be issued to Mr. Janjic at the Closing, but shall be retained in trust by Parent, and shall be released by Parent to Mr. Janjic as and when the Moneta Shares are required to be issued to Moneta pursuant to the Moneta Agreement (as amended by the Moneta Amendment) or required to be issued to Quinsam pursuant to the Quinsam Agreement (as amended by the Quinsam Amendment). Once released to Mr. Janjic, the Excluded Parent Shares shall be used by Mr, Janjic solely to pay to Moneta or Quinsam, as applicable, the Moneta Shares or the Quinsam Shares, as applicable, and Mr. Janjic covenants and agrees that he shall not otherwise transfer, sell or otherwise encumber any of the Excluded Parent Shares other than with respect to such payments to Moneta or Quinsam. In the event that, pursuant to the terms of the JV Agreement, the obligations of the Company or Parent to issue the Moneta Shares expires such that the Moneta Shares may never be further issuable to Moneta, Parent shall release to Mr. Janjic the portion of the Excluded Parent Shares comprised of the Moneta Shares, subject to the immediately following sentence, and in the event that, pursuant to the terms of the Debenture, the obligations of the Company or Parent to issue the Quinsam Shares expires such that the Quinsam Shares may never be further issuable to Quinsam, Parent shall release to Mr. Janjic the portion of the Excluded Parent Shares comprised of Quinsam Shares, subject to the immediately following sentence. Notwithstanding the foregoing, the Parties acknowledge and agree that Mr. Janjic originally permitted the Company to redeem from Mr, Janjic 2,100,000 shares of Company Common Stock such that the Company would not exceed its authorized Common Stock by any issuances to Moneta and Quinsam as set forth herein, and therefore Parent shall not be obligated to release to Mr. Janjic a total number of Excluded Parent Shares equivalent to such number following the Closing, and may redeem any excess Excluded Parent Shares (i.e., up to 125,000 Excluded Parent Shares) from Mr. Janjic for a total purchase price of $1.00. Upon such release to Mr. Janjic and redemption of the Moneta Shares or the Quinsam Shares, as applicable, Mr. Janjic shall have no further obligations to Moneta or Quinsam, as applicable, and Parent shall indemnify Mr. Janjic from any costs or expenses related thereto.

(f)	The Parties acknowledge and agree that the Excluded Parent Shares shall not constitute any part of the Holdback Shares at the Closing, but shall be retained by Mr. Janjic at the Closing pursuant to the provisions above, and that Michael Herron shall be added as a shareholder who shall deliver a portion of the Holdback Shares at the Closing. Therefore the following amendments are hereby made to the Original Agreement:

(i)	The definition of “Holdback Shares” is hereby amended and restated in its entirety to provide as follows:

“Holdback Shares” shall mean 4,140,274 unregistered Parent Shares, which shall be comprised of (i) 950,039 Parent Shares designated to be issued to Steve Janjic, (ii) 1,257,419 Parent Shares designated to be issued to Adam Martin, (iii) 1,257,419 Parent Shares designated to be issued to Michael Herron, (iv) 400,000 Parent Shares designated to be issued to Lisa Hopkins, (v) 200,000 Parent Shares designated to be issued to Richard Schaeffer, and (vi) 75,397 Parent Shares designated to be issued to David Francescani.

(ii)	Section 2.11 is hereby amended and rested in its entirety to provide as follows:

Holdback Shares. On the Closing Date, Steve Janjic, Adam Martin, Michael Herron, Lisa Hopkins, Richard Schaeffer and David Francescani (the “Escrow Parties”) shall undertake such actions as required to deliver the Holdback Shares to an escrow agent as reasonably acceptable to Parent and the Escrow Parties (the “Escrow Agent”). On the Closing Date, and as a condition to the Closing hereunder, Escrow Agent, Parent and the Escrow Parties shall enter into an escrow agreement with the Escrow Agent in form and substance as reasonably agreed to by the Parties as set forth in Section 2.20 (the “Escrow Agreement”), which shall provide that the Holdback Shares shall be held by the Escrow Agent and shall be released in accordance with the provisions of Section 2.12.

(iii)	Section 2.12(c) is hereby amended and rested in its entirety to provide as follows:

Holdback Release Date. Within ten (10) Business Days after the date that is twelve (12) months after the Closing Date, 50% of the Holdback Shares remaining held by the Escrow Agent (other than those Holdback Shares equal in value (based on the Parent Share Price) as to any claims by the Indemnified Parties then unresolved as of such date) shall be released by the Escrow Agent and shall be distributed to the Escrow Parties pro rata based on their respective contributions to the total number of Holdback Shares at the Closing. Within ten (10) Business Days after the date that is twenty four (24) months after the Closing Date all Holdback Shares then remaining held by the Escrow Agent (other than those Holdback Shares equal in value (based on the Parent Share Price) as to any claims by the Indemnified Parties then unresolved as of such date) shall be released by the Escrow Agent and shall be distributed to the Escrow Parties pro rata based on their respective contributions to the total number of Holdback Shares at the Closing.

(g)	The following is added to the end of Section 2.08(a)(ii): “Any resulting fractional Parent Shares as a result of the calculations set forth in this Section 2.08(a)(ii) shall be rounded up to the nearest whole share.”

(h)	Section 2.08(a)(iv) of the Agreement is hereby deleted in its entirety. The Parties acknowledge and agree that, as the cash amount for fractional shares has been deleted from the Agreement, with such fractional shares now being rounded up, the Agreement shall be deemed amended to remove any references to cash in lieu of fractional shares therefore.

(i)	A new Section 8.01(d) is hereby added to the Original Agreement as an additional condition to Closing:

(d) Amendments. The Moneta Amendment and the Quinsam Amendment shall have been duly executed by all of the parties thereto.

(j)	Notwithstanding anything to the contrary in the Original Agreement, including Section 2.13(b) thereof, the Parties agree that the Upside Repayment Agreements shall not be entered into between the Company and the persons or entities which owns a seat on the Exchange as of the Closing Date (the “Seatholders”), and shall not be required in order for the Closing to occur. In the event that the Closing occurs, and thereafter the Company, between the date of the Closing and the third anniversary of the Closing (the “End Date”), sells one or more additional seats on the Exchange of the same type as held by the Seatholders (each, a “Seat”), then, subject to the terms and conditions herein, the Company shall pay to the Payee Seatholders (as defined below) an amount equal to 12.5% of the consideration actually received by the Company for the sale of such Seat(s) in excess of $5,000 per seat, up to 2,500 seats sold, to be apportioned as equally as possible between the Payee Seatholders. A “Payee Seatholder” shall be a Seatholder who still owns a seat on the Exchange as of the date of the sale of the applicable Seat(s). By way of illustration and not limitation, in the event that, following the Closing and prior to the End Date, the Company sells a Seat for a total payment of $6,000 and at such time there are 10 Payee Seatholders, each Payee Seatholder shall be entitled to receive $12.50 (12.5% of $1,000, divided by 10). Each payment as required herein shall be made by the Company within ninety (90) days of the Company’s receipt of payment for the applicable Seat(s) by the buyer(s) thereof. Each Payee Seatholder shall execute and deliver such documents to the Company as reasonably required by the Company in connection with the payment(s) to be made hereunder, as a condition thereof to the obligation of the Company to make such payment(s). Each Payee Seatholder shall be solely responsible for any taxes resulting from any payments made by the Company to such Seatholder hereunder. The agreements set forth in this Section 2(h) shall terminate and shall be no further force or effect on the 31st day following the End Date. For the avoidance of doubt, this Section 2(h) shall not operate to make any Seatholder or Payee Seatholder a third party beneficiary of the Agreement.

(k)	The Company represents and warrants that there are no outstanding Company Options or Company Warrants as of the Addendum Date and there shall be no outstanding Company Options or Company Warrants as of the Closing Date. Accordingly, the Parties waive the requirements for the Option Surrender Agreements and the Warrant Surrender Agreements to be entered into and delivered at the Closing.

(l)	The Company represents and warrants that there is no shareholders’ agreement applicable to the Company as of the Addendum Date or as of the Closing Date.

(m)	The Parties waive the requirements for the delivery of the FIRPTA certificates as a condition to, and deliverable at, the Closing as set forth in Section 8.02(j) of the Original Agreement.

4.	The Parties acknowledge and agree that the definition of “Company Shares” in the Original Agreement was in error as to the par value of the shares of Company Common Stock, and therefore such definition is hereby amended in its entirety to provide as follows:

“Company Shares” shall mean shares of Company Common Stock.

5.	Provided that the Closing occurs on the Addendum Date, Parent and Merger Sub hereby waive the requirement for the Company to secure executed Leak-Out Agreements sufficient to encumber fifty percent (50%) of the outstanding and issued Company Shares prior to the Effective Time, as set forth in Section 8.02(p) of the Original Agreement.

6.	Other than as amended herein, the Original Agreement shall remain in full force and effect. The provisions of Article XIII of the Original Agreement (General Provisions) shall apply to this Addendum as though fully set forth herein, provided that any reference therein to the “Agreement” shall be deemed a reference to this Addendum.

7.	This Addendum may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The exchange of a fully executed Addendum (in counterparts or otherwise) by facsimile or by electronic delivery (including, without limitation, in .pdf or other scan format) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have caused this Addendum to be executed as of the Addendum Date.

HELIX TCS, Inc.

By:
Name:	Zachary Venegas
Title:	Chief Executive Officer

Helix Acquisition Sub, Inc.

By:
Name:	Zachary Venegas
Title:	President

GREEN TREE INTERNATIONAL, INC.

By:
Name:	Steve Janjic
Title:	Chief Executive Officer

Securityholder Representative

By:
Steve Janjic

Agreed and accepted by the Steve Janjic for the purposes set forth above:

By:
Steve Janjic